Exhibit (11.1) - Statement Re: Computation of Earnings Per Share

                                Three Months Ended          Six Months Ended
                                   September 30               September 30
                                1996           1995        1996          1995
Primary:

Average shares outstanding    4,397,276      2,181,282   4,413,825   2,179,357
Net effect of dilutive stock
options and warrants--based
on treasury stock method using
average market price             48,658        965,701      62,650     959,518
                              ----------    ----------   ---------   ---------
Average shares outstanding
as adjusted for calculation   4,445,934      3,146,983   4,476,475   3,138,875

Actual net income              $ 78,970       $154,912   $ 345,183   $ 402,214
Add 6% (assumed T-Bill rate)
interest net of federal
income tax effect                  _            26,000        -         61,000
                              -----------   ----------    ---------    -------
                               $ 78,970       $180,912    $345,183    $463,214
                                ----------   ----------    ---------  --------
Per share amount                  $0.02          $0.06       $0.08       $0.15
                                  =====         ======       =====       =====
Fully diluted:

Actual net income               $79,745       $154,914    $345,183    $402,214

Adjustment to reflect
additional earnings to reach
earnings targets                             1,345,088               1,097,786

Adjustments to recognize
compensatory nature of
Preferred Stock                             (6,982,500)             (6,982,500)
Add 6% (assumed T-Bill rate)
interest net of federal
income tax effect                               12,000                  15,705
                              ----------  ------------   ---------  ----------
Net (Loss) adjusted for
calculation                     $79,745    $(5,470,421)   $345,183 $(5,466,795)
                               =========   ===========    ======== ============
Average shares outstanding    4,397,276      3,161,282   4,413,825   3,159,357

Net effect of dilutive stock
options and warrants--based
on treasury stock method using
Ending market price               30,277       770,516      50,224     625,236
                              -----------     ---------  ---------   ---------
Average shares outstanding
as adjusted for calculation    4,427,553     3,931,798   4,464,049   3,784,593
                              -----------    ----------  ---------  ----------
Per share amount                 $.02           $(1.39)       $.08      $(1.44)
                                ======       ==========      =====    ========

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